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Raytel Medical Corporation

             NEWS RELEASE

             FOR IMMEDIATE RELEASE

                       Approved By:   E. Payson Smith, Jr.,CFO
                       Contacts:      E. Payson Smith, Jr.,CFO
                                      (415) 349-0800
                                      Morgen-Walke Associates
                                      Chris Danne, Todd Friedman, Doug Sherk
                                      (415) 296-7383
                                      David Sasso, Donna Ziegler
                                      (212) 850-5600/ (212)850-5698


       RAYTEL MEDICAL CORPORATION SIGNS LETTER OF INTENT TO
              ACQUIRE CARDIOVASCULAR VENTURES INC.


SAN MATEO,CA/June 13, 1997---Raytel Medical Corporation (Nasdaq:RTEL) today announced it has signed a letter of intent to acquire Cardiovascular Ventures Inc.(CVI), of New Orleans, LA. CVI manages, owns and operates cardiovascular diagnostic facilities in Texas, Louisiana, and Maryland, and owns and manages a physician clinic in Florida. CVI had revenues of approximately $17.3 million and was profitable through the first nine months of its current fiscal year ending June 30, 1997. Terms of the transaction were not disclosed. The transaction is subject to the completion of Raytel's due diligence review and the execution of a definitive agreement. Completion of the transaction, which is expected to take place in approximately 60 days, will also be subject to customary closing conditions, including approval by the shareholders of CVI. The transaction, if completed, will be treated as a purchase for accounting purposes.

             Richard F. Bader, Chairman and Chief Executive Officer of Raytel, commented, "CVI's business is an extension of Raytel's strategic initiative. CVI operates cardiovascular diagnostic facilities which they refer to as heart centers, some of which are free-standing and others
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of which are associated with hospitals. They also own and manage a physician clinic that includes a free-standing cardiovascular diagnostic facility. CVI has pursued a strategy that is very similar to Raytel's integrated heart center strategy. Based upon CVI's recent performance, I believe this acquisition, once completed, will be accretive to earnings and complement Raytel's growth strategy."

             Dr. David Wertheimer, Chairman of the Board of Cardiovascular Ventures, Inc., commented, "I'm excited about the prospect of combining CVI's expertise with Raytel's capital, reputation, and infrastructure to further our joint efforts in creating a high-quality network of heart centers in the United States."


             Raytel, headquartered in San Mateo, CA, is developing a network of integrated heart centers that are associated with existing hospitals and physician practices. These centers integrate cardiologists and other physicians with the facilities through a set of diagnostic and therapeutic protocols designed to provide a high level of care at a competitive price. Integrated heart centers represent an innovative method of delivering high quality, cost-effective cardiac care. In an integrated heart center, cardiovascular disease management, including diagnostic, therapeutic, and post-therapeutic (long term wellness) care, is managed through a single organization, with most procedures performed at a single location. Raytel provides a variety of medical services, focusing on the needs of patients with cardiovascular disease and is the leading provider of remote cardiac monitoring and testing services utilizing transtelephonic technology in the United States.

             The statements in this news release related to future earnings are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 32E of the Securities and Exchange Act of 1934, as amended, and are subject to the safe harbors created thereby. The company's actual future results could differ materially from the forward-looking statements discussed herein because of the following factors among others: legislative or regulatory changes in the healthcare industry, changes in reimbursement rates, limits on covered services, increased review of utilization of services, use of competitive bids, and a variety of other factors discussed from time to time in the company's public reports filed with the Securities and Exchange Commission, such as those discussed under "Business Environment and Future Financial Results" included in the company's report on Form 10-K for the year ended September 30, 1996.



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